Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation
Jernigan Capital Operating Company, LLC	Delaware
Jernigan Capital OP, LLC	Delaware
JCAP FI Holdings, LLC	Delaware
Storage Builders II, LLC	Delaware
Fleming Island SS Holding, LLC	Florida
Fleming Island SS, LLC	Florida
McGinnis Ferry Parent, LLC	Georgia
McGinnis Ferry Owner, LLC	Georgia
Franklin Parent, LLC	Georgia
Franklin Owner, LLC	Georgia
Bakery Square Self Storage Parent, LLC	Florida
Bakery Square Self Storage, LLC	Florida
Bakery Square Operations, LLC	Delaware
Jernigan G-Coconut Grove, LLC	Delaware
Jernigan G-Brickell, LLC	Delaware
Jernigan G-West Doral, LLC	Delaware
Jernigan G-Pembroke Pines, LLC	Delaware
Jernigan G-Doral, LLC	Delaware
Jernigan Van Nuys PE Member, LLC	Delaware
Mallard Creek Partners, LLC	Wyoming
Mallard Creek Store #2, LLC	Wyoming
LR-Bayshore 1, LLC	Delaware